Exhibit 2.1b

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

The Corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Section 242 does hereby certify:

That at a meeting of the Board of Directors of Crednology Holding Corporation, resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a vote of the stockholders of said Corporation for consideration thereof.

The resolutions setting forth the proposed amendments are as follows:

FIRST:

RESOLVED, that the amendment to Article 1 of the Certificate of Incorporation of this Corporation be amended to change the name of the Corporation from Crednology Holding Corporation to:

CorpTech Holding, Inc.

Such name change shall be effective when approved by the Financial Industry Regulatory Authority.

SECOND:

That the amendment to Article 5 A of the Certificate of Incorporation of this corporation was amended to create a reverse split in December 2018. As such reverse split was never effective, such reverse split is hereby canceled.

THIRD:

That the amendment to Article 5 A of the Certificate of Incorporation of this corporation be hereby amended as follows:

Reverse Split

Simultaneously with the effective date of this Amendment (the "Effective Date") each of Ten (10) shares of the Company's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Split"), into one (1) share of the Company's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. The par value of such stock and the number of shares authorized shall remain unchanged.

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Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock ("Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.

From and after the Effective Date each outstanding option to purchase common stock and each security or debt instrument convertible into common stock will automatically be adjusted so that the number of shares of common stock issuable upon their exercise or conversion shall be divided by 10 and corresponding adjustment will be made to the number of shares vested under each outstanding option and the exercise price or conversion shall be multiplied by 10, subject to rounding.

From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. Shareholders who have less than 10 shares of Old Common Stock will not receive certificates representing fractional share interests in New Common Stock, but rather pursuant to Section 155 of Delaware Corporation Law will be issued scrip in registered form (represented by a certificate or uncertificated as the Company's directors shall determine in the exercise of their discretion) which shall entitle the holder to receive a full share upon the surrender of such scrip aggregating a full share. A scrip certificate for a fractional share or an uncertificated fractional share shall not entitle the holder to exercise voting rights, to receive dividends thereon and to participate in any of the assets of the Corporation in the event of liquidation and such holders of scrip shall hereby cease to be shareholders of the Company. The Company's Board of Directors shall cause such scrip to be issued subject to the conditions that such scrip shall become void if not aggregated into interests representing full shares and exchanged for certificates representing full shares before ten (10) days after the authorization of this reverse split.

Effective Date: Such reverse split shall be effective when approved by the Financial Industry Regulatory Authority.

FOURTH:

That the officers and directors of the Corporation are authorized and directed to take such actions as are necessary and convenient to carry out these Resolutions.

FIFTH:

That thereafter, pursuant to resolution of its Board of Directors, such amendment was adopted pursuant to Section 228 of the General Corporation Law of the State of Delaware by the necessary number of shares as required by statute were voted in favor of the amendment and that said amendment was duly adopted in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

In Witness Whereof, said corporation has caused this certificate to be signed this 4th day of March 2019.

By: /s/ Oriel Rechtman

Authorized Officer

Title: Chief Executive Officer

Name: Oriel Rechtman

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